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             FIRST FEDERAL BANCORPORATION
                1998 STOCK OPTION PLAN

                 _____________________

                    1999 Amendment
                 _____________________


     WHEREAS, First Federal Bancorporation (the "Company") maintains the First Federal Bancorporation 1998 Stock Option Plan (the "Plan") and the Company's Board of Directors (the "Board") desires to amend the Plan in order to address an accounting consideration and assure the intended financial reporting for the Plan; and

     WHEREAS, Paragraph 14 of the Plan authorizes the Board to amend the Plan (subject to the consent of any adversely affected holder of a stock option granted under the Plan).

     NOW, THEREFORE, the Plan is hereby amended as follows, effective immediately:

     1. Paragraph 8(b) of the Plan shall be amended by deleting the following phrase from the third sentence:

          and may consist of Shares subject to the Option being exercised

     2. Nothing contained herein shall be held to alter, vary or affect any of the terms, provisions, or conditions of the Plan or any Option entered into thereunder, other than as stated above.

     WHEREFORE, on this 17 day of May, 1999, the Company hereby executes this 1999 Amendment to the Plan.

                    FIRST FEDERAL BANCORPORATION


                    By /s/ William R. Belford
                       ---------------------------------
                       Its President
                           -----------------------------



May 17, 1999        Attest: /s/ Karen B. Jacobson       (Seal)
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Date